                                                            EXHIBIT 11

                             DESTEC  ENERGY,  INC.
        COMPUTATION OF EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
              (In Thousands of Dollars, except per share amounts)

                                                                  For the Three Months Ended         For the Six Months Ended
                                                                           June 30,                           June 30,
                                                                  --------------------------         ------------------------
                                                                    1996             1995               1996          1995
                                                                  -----------     ----------         ------------   ---------
PRIMARY EARNINGS PER SHARE (a)

 Weighted average shares of common stock
  outstanding...............................................      57,149,982       58,694,474        57,839,308      58,767,882
 Effect of issuance of shares from assumed exercise of
  stock options (treasury stock method).....................        (218,903)        (188,211)         (218,903)       (188,211)
                                                                 -----------      -----------       -----------     -----------
 Weighted average shares....................................      56,931,079       58,506,263        57,620,405      58,579,671
                                                                 ===========      ===========       ===========     ===========
 Net Income.................................................     $     7,639      $     7,759       $    17,072     $    14,993
                                                                 ===========      ===========       ===========     ===========
 Primary earnings per share.................................     $      0.13      $      0.13       $      0.30    $      0.26
                                                                 ===========      ===========       ===========     ===========

FULLY DILUTED EARNINGS PER SHARE

 Weighted average shares per primary earnings per share
  computation................................................     56,931,079       58,506,263        57,620,405      58,579,671
 Additional dilutive effect of stock options (treasury stock
  method)....................................................         91,600           85,700            91,600          85,700
                                                                 -----------      -----------       -----------     -----------
 Weighted average shares.....................................     57,022,679       58,591,963        57,712,005      58,665,371
                                                                 ===========      ===========       ===========     ===========

 Net Income..................................................    $     7,639      $     7,759       $    17,072     $    14,993
                                                                 ===========      ===========       ===========     ===========

 Fully diluted earnings per share............................    $      0.13      $      0.13       $      0.30     $      0.26
                                                                 ===========      ===========       ===========     ===========
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(a)  This calculation is submitted in accordance with Regulation S-K item
     601(b)(11) although it is contrary to paragraphs 14, 30, and 40 of APB
     Opinion No. 15 because it produces antidilutive results for the three and six month periods ended June 30, 1996 and 1995.